Exhibit 107

Calculation of Filing Fee Tables

FORM 424(b)(5)

(Form Type)

ULTRAGENYX PHARMACEUTICAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, $0.001 par value per share	457(r)	11,500,056 (1)	$30.00	$345,000,014(4)	0.0001476	$50,922

Fees to Be Paid	Equity	Pre-funded warrants to purchase common stock(2)	457(r)	1,666,722	$29.9990(3)	$— (3)	0.0001476	$—

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$345,000,014		$50,922

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$50,922

(1)

Assumes exercise in full of the underwriters’ option to purchase up to 1,500,000 additional shares of common stock and includes 1,666,722 shares of common stock issuable upon exercise of the pre-funded warrants to purchase common stock.

(2)

Pursuant to Rule 416 under the Securities Act, the pre-funded warrants to purchase common stock being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(3)	The registration fee for the pre-funded warrants is being allocated to the shares of common stock issuable upon exercise of the pre-funded warrants.
(4)	Represents the sum of the public offering price of the pre-funded warrants of $29.9990 per pre-funded warrant and the exercise price of $0.001 per share issuable pursuant to the pre-funded warrants.